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                                                                     Exhibit 9.3

                    Fund Administration Servicing Agreement



This Agreement is made and entered into on this 26th day of December, 1996, by and between Burridge Funds, a Massachusetts business trust (the "Trust") and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC").

WHEREAS, the Trust is an open-ended management investment company which is registered under the Investment Company Act of 1940 currently having shares of a single series designated Burridge Capital Development Fund, hereinafter called the "Fund"; and

WHEREAS, FTC is a trust company and, among other things, is in the business of providing fund administration services for the benefit of its customers;

NOW, THEREFORE, the parties hereto do mutually promise and agree as follows:

I.    Appointment of Administrator

      The Fund hereby appoints FTC as Administrator of the Fund to perform certain administrative services, subject to the control and direction of the Trust's Board of Trustees (the "Board") on the terms and conditions set forth in this Agreement, and FTC hereby accepts such appointment and agrees to perform the services and assume the obligations set forth in this Agreement in consideration of the compensation provided for herein. FTC shall, for all purposes herein, be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

II.   Duties and Responsibilities of FTC

      FTC undertakes to provide the following services and to assume the following obligations:

      A.  General Fund Management

          1. Act as liaison among all Fund service providers including custodian, distributor, transfer agent, and the Adviser
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          2.  Coordinate Board communication by:

              a. Assisting fund counsel in establishing meeting agendas for the Board

              b. Preparing reports for the Board based on financial and administrative data

              c.  Evaluating independent auditors

              d. Securing and monitoring fidelity bond and director and officers liability insurance coverage, and making the necessary filings with the Securities and Exchange Commission ("SEC") relating thereto

          3.  Audits

              a. Prepare appropriate schedules and assist the independent auditors as required

              b. Provide the appropriate information to the SEC and facilitate the audit process

              c.  Provide office facilities for the Fund

          4.  Assist in overall administrative operations of the Fund

      B.  Compliance

          1.  Regulatory Compliance

              a. Periodically monitor compliance with Investment Company Act of 1940 requirements including, but not limited to, the following:

                  1)  Asset diversification tests
                  2)  Total return and SEC yield calculations
                  3) Maintenance of books and records under Rule 31a-2 and Rule 31a-3
                  4)  Code of ethics

              b. Periodically monitor the Fund's compliance with the policies and investment limitations of the Fund as set forth in its prospectus and statement of additional information

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          2.  Blue Sky Compliance

              a. Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the registration of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares

              b.  Monitor status and maintain registrations in each state

          3.  SEC Registration and Reporting

              a. Assisting Fund's counsel in updating the Fund's prospectus and statement of additional information; and in preparing proxy statements, and Rule 24f-2 notices

              b.  Prepare and file annual and semiannual reports

          4.  IRS Compliance

              a. Periodically monitor the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, and regulations thereunder through review of the following:

                  1)  Asset diversification requirements
                  2)  Qualifying income requirements
                  3)  Distribution requirements

              b.  Monitor short short testing

              c. Calculate required distributions (including excise tax distributions)

      C.  Financial Reporting

          1. Provide financial data required by the Fund's prospectus and statement of additional information

          2. Prepare financial reports for shareholders, the Board, the SEC, and independent auditors

          3. Supervise the Fund's Custodian and Fund Accountants in the maintenance of the Fund's general ledger and in the preparation of the Fund's financial statements including oversight of expense accruals and payments, of the determination of net asset value of the Fund's net assets and of the Fund's shares, and of the declaration and payment of dividends and other distributions to shareholders

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      D.  Tax Reporting

          1. Prepare and file on a timely basis appropriate federal and state tax returns including Forms 1120 and 8610 with any necessary schedules

          2.  Prepare state income breakdowns where relevant

          3. Prepare and file Form 1099 Miscellaneous for payments to directors and other service providers

          4.  Monitor wash losses

          5.  Calculate eligible dividend income for corporate shareholders

      E.  Trust Organizational Existence

          1. Maintain the Trust's governing documents including the Declaration of Trust, the Bylaws, and minutes of meetings of Trustees' committees of the Board or shareholders, and prepare certain materials for such meetings

          2. Prepare and file any reports required to maintain the Trusts organizational existence with the appropriate regulatory bodies

III.  Compensation

      The Fund agrees to pay FTC for performance of the duties listed in this Agreement and the fees and out-of-pocket expenses as set forth in the attached Schedule A.

      These fees may be changed from time to time, subject to mutual written Agreement between the Trust and FTC.

      The Fund agrees to pay all fees and reimbursable expenses within ten (10) business days following the mailing of the billing notice.

IV.   Additional Series

      In the event that the Trust establishes one or more additional series of shares with respect to which it desires to have FTC render fund administration services under the terms hereof, it shall so notify FTC in writing, and if FTC agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by FTC on a discrete basis. The fund currently covered by this Agreement is: Burridge Capital Development Fund

V.    Performance of Service; Limitation of Liability

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          A.  FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder
      (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

               In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

               Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

          B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold FTC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FTC and thereupon the Fund shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FTC except with the Fund's prior written consent.

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           C.  FTC shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

VI.   Confidentiality

      FTC shall handle, in confidence, all information relating to the Fund's business which is received by FTC during the course of rendering any service hereunder.

VII.  Data Necessary to Perform Service

      The Fund or its agent, which may be the Adviser or FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VIII. Terms of Agreement

      This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. The Agreement may be terminated by any party hereto upon giving ninety (90) days prior written notice to the other parties or such shorter period as is mutually agreed upon by the parties.

IX.   Duties in the Event of Termination

      In the event that, in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Trust by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FTC has maintained, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records, and other data by such successor.

X.    Choice of Law

      This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

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XI.   Notices

      Notices of any kind to be given by any party hereto to the other parties shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to Mutual Fund Services, 615 E. Michigan Street, Milwaukee, Wisconsin, 53202, notice to the Fund shall be sent to Burridge Funds, 115 South LaSalle Street, Chicago, Illinois 60603.

XII.  Records

      FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Fund and will be preserved, maintained, and made available in accordance with such section and rules of the Investment Company Act and will be promptly surrendered to the Fund on and in accordance with its request.

XIII. Non-Liability of Trustees and Shareholders

      Any obligation of the Trust hereunder shall be binding upon the assets of the Trust (or applicable series thereof) and shall not be binding upon any trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the execution of this agreement on behalf of the Trust shall impose liability upon any trustee, officer, or shareholder of the Trust.

BURRIDGE FUNDS                      FIRSTAR TRUST COMPANY


    /s/ Kenneth M. Arenberg             /s/ James C. Tyler
By: _____________________________   By: _____________________________________



        /s/ Richard M. Burridge             /s/ Mary E. Klabunde
Attest: _________________________   Attest: _________________________________

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